Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Net Sales

of $3.17 Million for Third Quarter 2022

East Rutherford, NJ – February 11, 2022 – Tel-Instrument Electronics Corp. (“Tel” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $195K ($0.04 per common share) on revenues of $3.17 million for the third quarter of fiscal year 2022 ended December 31, 2021.

Highlights include:

●	Revenues for the third quarter increased to $3.17 million, a 19% increase from the year-ago quarter.
●	Quarterly operating expenses decreased 10% to $1.1 million due to tight cost controls and a funded engineering project.
●	Operating income increased to $293K for the current quarter as compared to a loss of $224K in the year-ago quarter.
●	Nine-month operating income increased to $1.4 million versus $327K in the year-ago period.
●	Nine-month net income increased to $1.77 million, or $0.47 per common share.
●	Cash balances improved to $7.3 million, compared to $5.5 million at the start of the fiscal year.
●	Net worth improved to $6.8 million compared to $5.2 million at the start of the fiscal year.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “The Company recorded a profitable third quarter despite ongoing supply chain interruptions. Vendor lead times doubling and tripling in some cases with no sign of improvement in sight. This is causing ongoing issues in manufacturing and will negatively impact fourth quarter revenues. We are ordering additional components from our vendors to take the extended lead times into account. The positive news is that we are in a strong financial position to weather this supply disruption. We are also excited by the positive initial reception we have seen from customers on the SDR/OMNI test set. We are still working through component shortages on this test set, but initial production deliveries are still expected to commence in the second quarter of calendar year 2022. We believe that this will be a strong competitor in both commercial and military avionic and communication test set markets. The Lockheed Martin F-35 MADL development program had a successful Critical Design Review (“CDR”) in December. This contract will generate non-recurring engineering revenues over the next several quarters and should result in ongoing production revenues in what is essentially a new market for TIC. We are also actively working with the U.S. Navy on a “mid-life” update of our CRAFT test sets which could result in significant revenues over the next three to seven years.

With respect to the Aeroflex litigation, the Kansas Appeals Court is still working remotely and is not able to access the documents due to security restrictions. Aeroflex recently filed a motion with the Appeals Court to substantially increase the Bond Amount from the $2 million existing amount. We have filed a strong counter to this motion and expect it to be denied.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	March 31, 2021
	(unaudited)
ASSETS

Current assets:
Cash	$5,288,810	$3,485,275
Accounts receivable, net	1,385,384	1,933,321
Inventories, net	2,748,275	3,437,989
Restricted cash to support appeal bond	2,011,050	2,011,050
Prepaid expenses and other current assets	286,507	263,067
Total current assets	11,720,026	11,130,702

Equipment and leasehold improvements, net	127,322	200,769
Operating lease right-of-use assets	1,768,343	1,922,805
Deferred tax asset, net	2,396,594	2,675,040
Other long-term assets	35,108	35,110
Total assets	$16,047,393	$15,964,426

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Operating lease liabilities – current portion	$192,487	$201,883
Accounts payable	438,569	906,149
Deferred revenues - current portion	123,615	150,709
Accrued expenses ‐vacation pay, payroll and payroll withholdings	376,073	457,232
Accrued legal damages	6,045,924	5,889,023
Accrued expenses - other	220,115	365,975
Total current liabilities	7,396,783	7,970,971

Operating lease liabilities – long-term	1,575,856	1,720,921
Long term debt - PPP	-	722,577
Deferred revenues – long-term	307,578	332,428

Total liabilities	9,280,217	10,746,897

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,695,998	3,695,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,147,367	1,147,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	7,098,468	7,318,620
Accumulated deficit	(5,500,243)	(7,270,042)
Total stockholders’ equity	6,767,176	5,217,529
Total liabilities and stockholders’ equity	$16,047,393	$15,964,426

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net sales	$3,171,532	$2,672,742	$10,914,787	$8,948,575
Cost of sales	1,763,739	1,661,653	5,824,341	5,066,052

Gross margin	1,407,793	1,011,089	5,090,446	3,882,523

Operating expenses:
Selling, general and administrative	523,966	740,696	1,674,618	1,866,756
Litigation expenses	17,145	1,998	21,545	10,208
Engineering, research, and development	574,118	492,432	1,950,545	1,678,940
Total operating expenses	1,115,229	1,235,126	3,646,708	3,555,904

Income (loss) from operations	292,564	(224,037)	1,443,738	326,619

Other (expense) income:
Interest income	996	1,591	2,977	6,316
Other income	-	758	35,854	14,612
Gain on forgiveness of PPP loan	-	722,577	722,577	722,577
Interest expense – judgement	(52,490)	(52,490)	(156,901)	(180,124)
Interest expense	-	(8,030)	-	(27,190)
Total other net (expense) income	(51,494)	664,406	604,507	536,191

Income before income taxes	241,070	440,369	2,048,245	862,810

Income tax (benefit) expense	46,448	(59,264)	278,446	29,449

Net income	194,622	499,633	1,769,799	833,361

Preferred dividends	(80,000)	(80,000)	(240,000)	(240,000)

Net income attributable to common shareholders	$114,622	$419,633	$1,529,799	$593,361

Basic income per common share	$0.04	$0.13	$0.47	$0.18
Diluted income per common share	$0.04	$0.10	$0.35	$0.16

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	5,095,665	5,095,665	5,095,665	5,065,665